Filed Pursuant to Rule 424(b)(5)
Registration No. 333-134214
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 17, 2006)
4,820,000 Shares
BARRIER THERAPEUTICS, INC.
Common Stock
We are offering 4,820,000 shares of our common stock.
Our common stock is quoted on the NASDAQ Global Market under the symbol “BTRX.” The last reported sale price of our common stock on September 14, 2006 was $5.41 per share.

	Price to	Underwriting	Proceeds, before
	Public	Commissions	expenses, to us
Per Share	$5.25	$.24	$5.01
Total	$25,305,000	$1,138,725	$24,166,275

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 4 of our Prospectus dated May 17, 2006.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriter is offering the shares of our common stock as described in “Underwriting” beginning on page S-12. The shares will be ready for delivery on or about September 20, 2006.

Pacific Growth Equities, LLC
The date of this prospectus supplement is September 14, 2006.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT
     You should rely only on the information contained in this prospectus supplement or contained in or incorporated by reference in the prospectus which was filed on and dated May 17, 2006 (the “Prospectus”) to which we refer you. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the Prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and or of any sale of common stock. It is important for you to read and consider all information contained in this prospectus supplement and the Prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information described to you under the captions “Where You Can Find More Information” and “Risk Factors” in the Prospectus before you make an investment decision.
     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “we” or “us” or similar references mean Barrier Therapeutics, Inc. and its subsidiaries.
     We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

INFORMATION INCORPORATED BY REFERENCE
     The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we may offer with this prospectus supplement and the Prospectus are sold:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006.

•	Our Definitive Proxy Statement on Schedule 14A filed on April 27, 2006.

•	Our Current Reports on Form 8-K filed on January 4, 2006, February 17, 2006, April 5, 2006, April 19, 2006, June 27, 2006 and July 31, 2006.

•	Our Form 8-A, dated April 12, 2004 (File No. 000-50680), including any amendments or reports filed for the purpose of updating such description.
You may request a copy of these filings at no cost, by writing to or telephoning Barrier Therapeutics, Inc., 600 College Road East Suite 3200, Princeton, New Jersey 08540, Attention: General Counsel and Secretary; Telephone: (609) 945-1200.

THE OFFERING

Common stock offered by us:	4,820,000 shares

Common stock outstanding before the offering:	24,143,969 shares

Common stock to be outstanding after the offering:	28,963,969 shares

Use of proceeds:
We currently anticipate that the net proceeds from the sale of the common stock will be used primarily for research and development, commercialization expenses and for general corporate purposes. We may also use such proceeds for potential licenses and acquisitions of complementary products, technologies or businesses. See “Use of Proceeds.”

NASDAQ Global Market symbol:	BTRX
The information above is based on 24,143,969 shares of our common stock outstanding as of June 30, 2006. It does not include:
•	2,251,948 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2006 at a weighted average exercise price of $8.36 per share; and

•	1,744,934 shares of our common stock reserved for future awards under our stock incentive plan and employee stock purchase plan as of June 30, 2006.

BARRIER THERAPEUTICS, INC.
     This summary highlights information contained elsewhere in our filings with the Securities and Exchange Commission. You should read the entire prospectus supplement, the Prospectus and all of our filings with the Securities and Exchange Commission carefully before making an investment decision.
Overview
     We are a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. We currently market three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel 2%, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide and 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0% and tretinoin 0.01%) Topical Solution. We also market our Solagé product in Canada, along with two other products for which we are the exclusive distributor in Canada: VANIQA® (elflornithine HCI) Cream 13.9% and Denavir® (penciclovor cream) 1%. We promote our marketed products through a sales force consisting of our own sales representatives and those of a contract sales organization. Our product pipeline includes other product candidates in various stages of clinical development.
     Our Marketed Products
     Our marketed products are:
     • Xolegel: a topical gel for the treatment of seborrheic dermatitis, a type of eczema characterized by inflammation and scaling of the skin, principally of the scalp, face and trunk. We are currently engaged in pre-launch marketing and manufacturing activities, and we expect that we will begin shipping the product to wholesalers during the fourth quarter of 2006.
     • Vusion: a topical ointment indicated for the treatment of infants and children with diaper dermatitis complicated by documented candidiasis, an inflammatory disease characterized by diaper rash infected by a yeast called Candida.
     • Solagé: a topical solution indicated for the treatment of solar lentigines, commonly known as age spots. We currently market this product in the United States and Canada.
     • VANIQA: a topical cream indicated for slowing the growth of unwanted facial hair in women. We are the exclusive distributor of this product in Canada under an agreement with Shire Pharmaceutical Contracts Limited.
     • Denavir: a topical antiviral prescription medication indicated for the treatment of herpes labialis, also known as cold sores, in adults. We are the exclusive distributor of this product in Canada under an agreement with Novartis Consumer Health Canada, Inc., an affiliate of Novartis, Inc.
     Our Product Pipeline
     We have product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including acne, psoriasis and onychomycosis and other fungal infections. In addition, we have access to the classes of compounds claimed in the patents licensed to us under our license agreements with affiliates of Johnson & Johnson. We are currently conducting a screening program of those compounds to search for new product candidates in the field of dermatology. The development of each of our product candidates involves significant risks. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are completed.
     Our four most advanced product candidates are:
     • Hyphanox™: an oral tablet formulation of itraconazole, an antifungal agent, that we are developing for the treatment of onychomycosis, commonly known as nail fungus. We are currently conducting a Phase 3 pivotal clinical trial for Hyphanox to test once daily dosing of one 200 mg tablet in the treatment of toenail onychomycosis.
     • Azoline: an oral liquid formulation of pramiconazole, a novel antifungal agent that we are developing as an oral treatment for skin and mucosal fungal infections. We are currently conducting three Phase 2 clinical trials with Azoline in Europe. The first is a Phase 2b dose finding clinical trial in pityriasis versicolor. The other two are Phase 2a clinical trials in vaginal candidiasis and onychomycosis, respectively.

     • Oral Rambazole™: an oral tablet formulation of Rambazole, a drug from a novel class of molecules known as retinoic acid metabolism blocking agents, that we are developing for the treatment of psoriasis. We are currently conducting a Phase 2b dose finding clinical trial in severe plaque psoriasis in Europe.
     • Topical Rambazole: a topical formulation of Rambazole that we are developing for the treatment of acne. We are currently conducting a Phase 2a clinical trial in Europe to evaluate the effectiveness of topical Rambazole in mild to moderate acne.
     Our History
     Our management team consists of a number of experienced pharmaceutical industry executives and recognized experts in dermatological drug discovery, development and commercialization. We were founded by Geert Cauwenbergh, Ph.D., our Chief Executive Officer, who identified a portfolio of dermatological product candidates and intellectual property within the Johnson & Johnson family of companies that he believed could form the basis for an independent pharmaceutical company focused on dermatology. In May 2002, we acquired these assets through licenses from Janssen Pharmaceutica Products, L.P., Johnson & Johnson Consumer Companies, Inc. and Ortho-McNeil Pharmaceutical, Inc., each a Johnson & Johnson company, in exchange for an equity interest in us. We were incorporated in Delaware in September 2001 and commenced active operations in May 2002. Our principal offices are located at 600 College Road East, Suite 3200, Princeton, New Jersey 08540.
     We have financed our operations and internal growth almost entirely through proceeds from private placements of preferred stock, our initial public offering in the second quarter of 2004 and our follow-on public offering in the first quarter of 2005. With the acquisition of Solagé in February 2005, we commenced our planned principal operations of selling dermatology products and have transitioned from a company primarily focused on research and development to a company also with a significant commercial focus. As a result, we no longer consider ourselves a development stage enterprise. We have incurred significant losses since our inception in 2001. For the year ended December 31, 2005, our net loss was $45.2 million, and for the six months ended June 30, 2006, our net loss was $25.3 million. As of June 30, 2006, we had an accumulated deficit of $176.7 million, which has resulted primarily from our research and development activities, our acquisition of the rights to our product candidates, the commercial development of our products, including the sales and marketing of Vusion and Solagé, and preferred stock accretion. We expect our operating losses to increase as we do not expect to generate significant revenues in the near future. We expect to continue to increase our research and development costs and our costs of commercial operations are expected to increase.
Trademarks
     Solagé® is a registered trademark of Barrier Therapeutics, Inc. Zimycan® is a registered European Community Trademark of Barrier Therapeutics, Inc. We are seeking United States trademark registrations for our trademarks Barrier Therapeutics™, Vusion™, Xolegel™, Hyphanox™, Rambazole™ and Hivenyl™. Shire International Licensing, B.V., owns the Canadian registration of the VANIQA® trademark. Novartis International Pharmaceutical Ltd. owns the Canadian registration of the Denavir® trademark. All other trademarks or service marks appearing in this prospectus supplement and the Prospectus are the property of their respective companies.
Available Information
     We maintain a website at www.barriertherapeutics.com. General information about us, including our Corporate Governance Guidelines and the charters for the committees of our Board of Directors, can be found on this website. Our Board of Directors has adopted a Code of Conduct, which applies to all employees, officers and directors. This Code of Conduct can also be found on our website. We make available free of charge through the Investor Relations section of our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. We include our website address in this prospectus supplement only as an inactive textural reference and do not intend it to be an active link to our website. The material on our website is not part of this prospectus supplement or the Prospectus. You may also obtain a free copy of these reports and amendments, as well as our Corporate Governance Guidelines, committee charters and Code of Conduct, by contacting our General Counsel at Barrier Therapeutics, Inc., 600 College Road East, Suite 3200, Princeton, NJ 08540.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus supplement, including the information incorporated by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts and projections and the beliefs and assumptions of our management including, without limitation, our expectations regarding results of operations, selling, general and administrative expenses, research and development expenses and the sufficiency of our cash for future operations. Forward-looking statements contained in this prospectus supplement constitute our expectations or forecasts of future events as of the date this registration statement was filed with the SEC and are not statements of historical fact. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “believe,” “hope” and other words and terms of similar meaning. In particular, these forward-looking statements include, among others, statements about:
•	the trend of operating losses and the reasons for those losses;

•	our spending on the clinical development of our product candidates;

•	our plans regarding the development or regulatory path for any of our product candidates, particularly with respect to our Azoline, Rambazole and Hyphanox product candidates;

•	the timing of the initiation or completion of any clinical trials, particularly with respect to our Hyphanox, Rambazole and Azoline product candidates;

•	the timing of the commercial launch of Xolegel; and

•	other statements regarding matters that are not historical facts or statements of current condition.
     Any or all of our forward-looking statements in this prospectus supplement may turn out to be wrong. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include our ability to:
•	obtain substantial additional funds;

•	market our products and product candidates, if approved, and generate revenues;

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	meet applicable regulatory standards in the United States to commence or continue clinical trials, particularly with respect to our Hyphanox, Azoline and Rambazole product candidates; and

•	complete the pre-launch manufacturing activities for our Xolegel product in a timely manner.
     Any forward-looking statements made by us do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read and interpret any forward-looking statements together with the following documents:
•	our most recent Annual Report on Form 10-K;

•	our most recent quarterly report of Form 10-Q;

•	the risk factors contained in the Prospectus under the caption “Risk Factors”; and

•	our other filings with the Securities and Exchange Commission.

USE OF PROCEEDS
     We currently anticipate that the net proceeds from the sale of the common stock will be used primarily for research and development, commercialization expenses and for general corporate purposes. We may also use such proceeds for potential licenses and acquisitions of complementary products, technologies or businesses.
PRICE RANGE OF COMMON STOCK
     Our common stock has been quoted on the NASDAQ Global Market under the symbol “BTRX” since April 29, 2004. The following table shows the high and low per share sale prices of our common stock for the periods indicated.

	High	Low
2004
Fourth Quarter	$18.11	$11.70

2005
First Quarter	$22.40	$13.45
Second Quarter	$19.22	$7.85
Third Quarter	$10.12	$7.50
Fourth Quarter	$8.70	$6.66

2006
First Quarter	$11.34	$7.40
Second Quarter	$9.93	$5.25
Third Quarter (through September 14, 2006)	$7.30	$5.01
     On September 14, 2006, the last reported sale price of our common stock on the NASDAQ Global Market was $5.41 per share. On September 13, 2006, there were 28 holders of record and approximately 2,262 beneficial holders of our common stock.
DIVIDEND POLICY
     We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION
     The net tangible book value of our common stock on June 30, 2006 was approximately $51.4 million, or approximately $2.13 per share, based on 24,143,969 shares of our common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets, less our total tangible liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after June 30, 2006, other than the sale of the 4,820,000 shares of common stock offered by us under this prospectus supplement and the Prospectus at a price of $5.25 per share and after deducting the estimated underwriting commission and estimated offering expenses payable by us, our net tangible book value at June 30, 2006 would have been approximately $75.4 million, or approximately $2.60 per share. This represents an immediate increase in net tangible book value of approximately $0.47 per share to existing stockholders and an immediate dilution in net tangible book value of $2.65 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$5.25
Net tangible book value per share as of June 30, 2006	$2.13
Increase per share attributable to this offering	$0.47

As adjusted net tangible book value per share after this offering		$2.60

Dilution per share to investors in this offering		$2.65

     This table excludes shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued, except as indicated above, since June 30, 2006.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND
OF OUR CHARTER AND BYLAWS
Delaware Anti-Takeover Law
     We are subject to Section 203 of the General Corporation Law of the State of Delaware. Under Section 203 of the Delaware General Corporation Law certain “business combinations” between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:
•	the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election);

•	either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.
     The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.
     The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Advance Notice Requirements for Stockholder Proposals
     Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing.
     To nominate directors for election as directors at an annual meeting of stockholders our amended and restated bylaws provide that, to be timely, a stockholder notice must be received not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.
     To have a stockholder proposal included in our proxy statement our amended and restated bylaws provide that, in order to be timely, a stockholder notice must be received not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting.

     Our amended and restated bylaws also specify requirements as to the form and content of a stockholder notice. These provisions may discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting.
Limits on Special Meetings
     Our restated certificate of incorporation, as amended, and our amended and restated bylaws provide that special meetings of our stockholders may be called only by our Chairman of the Board or our Chief Executive Officer or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.
Super-Majority Requirements
     We have specified provisions in our restated certificate of incorporation, as amended, and our amended and restated bylaws that require a super-majority vote of our stockholders to amend, revise or appeal provisions that may have an anti-takeover effect.
Listing
     Our common stock is listed on the NASDAQ Global Market under the symbol “BTRX.”
Transfer Agent and Registrar
     The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

CAPITALIZATION
     The following table sets forth our capitalization as of June 30, 2006:
•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of the 4,820,000 shares of common stock offered by us at the public offering price of $5.25 per share, less the underwriting commissions and estimated offering expenses payable by us.
     You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes incorporated by reference in this prospectus supplement and in the Prospectus.

	Actual	As Adjusted
	(Unaudited)
	(In thousands)
Shareholders’ equity:
Common stock: $0.0001 par value; 80,000,000 shares authorized at June 30, 2006; 24,143,969 shares issued and outstanding at June 30, 2006; 28,963,969 shares issued and outstanding as adjusted	2	3
Additional paid-in capital	230,921	254,946
Accumulated deficit	(176,728)	(176,728)
Accumulated other comprehensive loss	(181)	(181)

Total shareholders’ equity	54,014	78,040

Total capitalization	$54,014	$78,040

     The number of shares in the table above excludes:
•	an aggregate of 2,251,948 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2006 at a weighted average exercise price of $8.36 per share; and

•	an aggregate of 1,744,934 shares of common stock available for issuance under our stock incentive plan and employee stock purchase plan as of June 30, 2006.

UNDERWRITING
     We have entered into an underwriting agreement with Pacific Growth Equities, LLC with respect to the shares being offered by this prospectus supplement. Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell to Pacific Growth Equities, LLC, as underwriter, and Pacific Growth Equities, LLC has agreed to purchase from us 4,820,000 shares of our common stock.
     The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.
     The underwriter proposes to offer the shares of common stock at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold by the underwriter at the initial offering price, the underwriter may change the public offering price and other selling terms. In connection with the sale of the shares of common stock offered hereby, the underwriter will be deemed to have received compensation in the form of underwriting commissions.
     We have agreed not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Pacific Growth Equities, LLC. Specifically, we have agreed not to directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase, grant a security interest in, hypothecate or otherwise dispose of any shares of common stock or any securities convertible into, derivative of or exercisable or exchangeable for or any rights to purchase or acquire common stock, subject to certain exceptions set forth in the underwriting agreement.
     Our named executive officers have agreed not to sell or transfer any common stock for 30 days after the date of this prospectus supplement without first obtaining the written consent of Pacific Growth Equities, LLC. Specifically, our named executive officers have agreed not to directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase, grant a security interest in, hypothecate or otherwise dispose of any shares of common stock or any securities convertible into, derivative of or exercisable or exchangeable for or any rights to purchase or acquire common stock, subject to certain exceptions set forth in the underwriting agreement.
     Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day period for us, or the 30-day period for the named executive officers, after the date of this prospectus supplement, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (2) prior to the expiration of the 90-day period, or the 30-day period, as applicable, after the date of this prospectus supplement, we announce that we will release earnings during the 16-day period beginning on the last day of the 90-day period, or the 30-day period, as applicable, the above restrictions will continue to apply to us and our named executive officers until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
     The following table shows the underwriting commissions that we will pay in connection with this offering.

Per Share	$0.24
Total	$1,138,725
     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriter may be required to make because of any of those liabilities.
     We estimate that the total expenses of this offering, including legal, accounting, printing, NASDAQ, transfer agent and other miscellaneous fees and expenses, but not including the underwriting commissions, will be approximately, $140,000 and will be payable by us.
     The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.
     The underwriter has advised us that it may engage in activities that stabilize, maintain or otherwise affect the price of the shares, including:

•	stabilizing transactions,

•	short sales, and

•	purchases to cover positions created by short sales.
     Stabilizing transactions consist of bids or purchases made, pursuant to Regulation M of the federal securities laws, for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress. Stabilizing transactions may include making short sales of the shares, which involves the sale by the underwriter of a greater number of shares than it is required to purchase in this offering, and purchasing shares in the open market to cover positions created by short sales.
     Purchases to cover short positions and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described may have on the price of the shares. The underwriter has advised us that stabilizing bids, short sales and open market purchases may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.
     In connection with this offering, the underwriter may distribute copies of the prospectus supplement and the Prospectus electronically.

LEGAL MATTERS
     Certain legal matters in connection with the legality of the offering of the common stock hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey. The underwriters are being represented in connection with this offering by Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, San Francisco, California.

4,820,000 Shares
Barrier Therapeutics, Inc.
Common Stock

PROSPECTUS
SUPPLEMENT

Pacific Growth Equities, LLC
September 14, 2006